As filed with Securities and Exchange Commission on June 8, 2018

Registration No. 333-221657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UQM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Colorado	3679	84-0579156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4120 Specialty Place

Longmont, Colorado 80504

(303) 682-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David I. Rosenthal

Treasurer, Secretary and Chief Financial Officer

4120 Specialty Place

Longmont, Colorado 80504

(303) 682-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey K. Reeser

Snell & Wilmer L.L.P.

Tabor Center

1200 Seventeenth Street Suite 1900
Denver, CO 80202
(303) 634-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act:

Large accelerated filer☐	Accelerated filer☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company☒
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, JUNE 8, 2018

PROSPECTUS

UQM Technologies, Inc.

5,347,300 Shares

Common Stock

This prospectus relates to the resale by the selling stockholder identified in this prospectus of up to 5,347,300 shares of our common stock that we sold to the selling stockholder in a private placement of these securities. We will not receive any proceeds from the sale of these shares by the selling stockholder.

The selling stockholder may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell or otherwise dispose of its shares of common stock in the section entitled “Plan of Distribution.”

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholder will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of shares of our common stock.

Our common stock, par value $0.01 per share, trades on the NYSE American stock exchange under the symbol “UQM.”  On June 7, 2018, the last reported sales price of our common stock on the NYSE American was $1.02.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2018.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the selling stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and other documents incorporated by reference in this prospectus, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus. Unless the context otherwise requires, we use the terms “UQM,” “Company,” “we,” “our” or “us” in this prospectus to refer to UQM Technologies, Inc. and, where appropriate, our subsidiaries.

Business Overview

We develop, manufacture, and sell power dense, high efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, and industrial markets. We generate revenue from two principal activities: 1) the sale of motors, generators, electronic controls, and fuel cell compressors; and 2) research, development, and application engineering contract services. Our product sales consist of annually recurring volume production, prototype low volume sales, and revenues derived from the sale of refurbished and serviced products. The sources of engineering service revenue typically vary from year to year and individual projects may vary substantially in their periods of performance and aggregate dollar value.

We have invested considerable financial and human resources into the development of our technology and manufacturing operations. We have developed and production-validated a full range of products for use in full-electric, hybrid electric, plug-in-hybrid and fuel cell applications for the commercial bus and truck, automotive, marine, and industrial markets. These products are all highly efficient permanent magnet designs and feature outstanding performance, package size, and weight valued by our customers. Our production capabilities and capacity are sufficient to meet the demands of our current and future customers for the foreseeable future.  We are certified as an ISO/TS 16949 quality supplier, which is the highest level of quality standards in the automotive industry, and we are ISO 14001 certified, meeting the highest environmental standards.  We have a management team with significant experience in the automotive industry and the requirements for high quality production programs and very deep technical knowledge of the motor and controller business. We believe this team has the ability and background to grow the business to significantly higher levels.

Our most important strategic initiative going forward is to develop customer relationships that lead to longer-term supply contracts.  Volume production is the key to our ongoing operations.  We are driving business development in the following ways:

•                  We have created a well-defined, structured process to target potential customers of vehicle electric motor technology in the commercial truck/van and shuttles, passenger buses, automotive, marine, military and other targeted markets both domestically and internationally, particularly in China.

•                  We hired our first employees in China in 2016.  As China represents the largest market in the world for electric vehicles, our presence in that market is critical to our long-term success.

•                  On August 28, 2017, we announced the signing of a stock purchase agreement with a strategic partner in China that meets three important criteria; the partner has capital, infrastructure and access to the Chinese domestic market (see “Selling Stockholder—Private Placement Transaction elsewhere in this prospectus for additional information).

•                  We have developed a customer pipeline where identified potential customers are synergistic and strategic in nature for longer-term growth potential.

•                  We are building long term quantifiable and sustainable relationships within the identified target markets.

•                  We provide service and support to our customers from pilot and test activities through commissioning processes and then ultimately leading to volume production operations.

•                  We improve our purchasing and manufacturing processes to develop competitive costs to ensure that our pricing to customers is market competitive.

•                  We provide customized solutions to meet specification requirements that some customers require.

•                  We participate in trade show events globally to demonstrate our products and engage with users of electric motor technology.

•                  We actively involve all functional groups within the Company to support the needs of our customers.

Corporate Information

We were incorporated in 1967 as a Colorado corporation.  We are located at 4120 Specialty Place, Longmont, Colorado 80504, and our telephone number is (303) 682-4900.  Our Internet address is www.uqm.com.  Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

THE OFFERING

Common stock that may be sold by the selling stockholder	Up to 5,347,300 shares

Common stock outstanding before and after the offering(1)	Approximately 54,140,501 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 4 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE American symbol	Our common stock is traded on the NYSE American stock exchange under the symbol “UQM.”

(1)           The number of shares of our common stock outstanding is based on 54,140,501 shares of our common stock outstanding as of May 28, 2018 and excludes the following:

•                  4,336,941 shares of common stock reserved for issuance upon the exercise of options outstanding as of May 28, 2018, at a weighted average exercise price of $1.19 per share;

•                  5,489,733 shares of common stock reserved for issuance upon the exercise of warrants outstanding as of May 28, 2018, at a weighted average exercise price of $1.53; and

•                  2,274,392 shares of common stock reserved for future issuance under the UQM Technologies, Inc. 2012 Equity Incentive Plan, UQM Technologies, Inc. Stock Bonus Plan, UQM Technologies, Inc. Outside Director Stock Option Plan and UQM Technologies, Inc. Employee Stock Purchase Plan, plus any additional shares of our common stock that may become available under such plans.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and in the section entitled “Risk Factors” contained in our most recent and any of our subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), which are incorporated in this prospectus by reference in their entirety, before deciding whether to purchase any of our common stock. The risks and uncertainties incorporated by reference into this prospectus and described below are not the only ones we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below, in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to this Offering

Sales of shares in connection with this offering may cause the market price of our common stock to decline.

On August 25, 2017, we entered into a stock purchase agreement with the selling stockholder pursuant to which we sold, in a private placement to the selling stockholder, newly issued shares of our common stock. See “Selling Stockholder” elsewhere in this prospectus for additional information.  We have agreed to register for resale with the SEC such shares of common stock. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. Upon the effectiveness of the registration statement, the shares we sold in the private placement may be freely sold in the open market. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

We may have to pay liquidated damages to the selling stockholder, which would increase our expenses and reduce our cash resources.

In connection with the private placement of the shares sold to the selling stockholder, we entered into a registration rights agreement. Under the terms of the registration rights agreement, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within the time periods specified in the registration rights agreement or we otherwise fail to comply with certain provisions set forth in the registration rights agreement, we will be required to pay the selling stockholder liquidated damages on each such event date and on each monthly anniversary of each such event date (if the applicable event shall not have been cured by such date) until the applicable event is cured.  There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective for the time periods necessary to avoid payment of liquidated damages. As of June 8, 2018, the registration statement of which this prospectus forms a part has not been declared effective by the SEC and, consequently, we are not in compliance with the terms of the registration rights agreement.  We are in the process of discussing an agreement with the selling stockholder which would include revisions to the timing of registration. Any payment of liquidated damages would increase our expenses, reduce our cash resources and may limit our ability to grow our business.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, includes forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements other than statements of historical facts contained in this prospectus, including statements regarding our plans, beliefs or current expectations with respect to, among other things, the future financial prospects and operations of the Company following the closing  of the transaction with the selling stockholder, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry, are forward-looking statements.  When used in this prospectus, the words “anticipate”, “believe”, “plan”, “estimate”, “may”, “will”, “intend” and “expect” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus and in other documents we file with the SEC, including in the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and our other filings with the SEC.

USE OF PROCEEDS

All shares offered in this prospectus are being sold by the selling stockholder. We will not receive any proceeds from the sale of shares by the selling stockholder.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NYSE American and Chicago Stock Exchange under the symbol “UQM.”  The quarterly high and low reported sale prices for our common stock as quoted on the NYSE American are as follows for the periods indicated:

	High	Low
Year ended December 31, 2018:
Second Quarter through June 7, 2018	$1.32	$0.90
First Quarter Ended March 31, 2018	$1.60	$1.20

Year ended December 31, 2017:
Fourth Quarter Ended December 31, 2017	$1.79	$1.07
Third Quarter Ended September 30, 2017	$1.47	$0.71
Second Quarter Ended June 30, 2017	$0.99	$0.45
First Quarter Ended March 31, 2017	$0.56	$0.42

Transition Period ended December 31, 2016:
Third Quarter Ended December 31, 2016	$0.62	$0.42
Second Quarter Ended September 30, 2016	$0.69	$0.54
First Quarter Ended June 30, 2016	$0.90	$0.55

On June 7, 2018, the last reported sales price of our common stock on the NYSE American was $1.02.  As of May 28, 2018, there were 516 holders of record of our common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since inception and we intend for the foreseeable future to retain any earnings to finance the growth of our business. Future dividend policy will be determined by our board of directors based upon consideration of our earnings, capital needs and other factors then relevant.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 175,000,000 shares of our common stock with a par value of $0.01 per share.  At May 28, 2018, we had approximately 54,140,501 shares of common stock outstanding. The following description is a summary and is qualified in its entirety by our Amended and Restated Articles of Incorporation, as amended to date, and our Bylaws, as currently in effect, copies of which are referenced as exhibits herein, and the provisions of the Colorado Revised Statutes.

Common Stock

Each outstanding share of our common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of our shareholders. Holders of our common stock:  (i) have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors; (ii) are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of our shareholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holder or holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the our directors.

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below and its respective pledgees and successors.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as discussed below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates.

The information in the table is based on a Schedule 13D filed with the SEC on October 5, 2017 by the selling stockholder.  We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

	Prior to Offering(1)			After Offering
Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Sinotruk (BVI) Limited(2)	5,347,300	9.88%	5,347,300	—	—%

(1)           Based on 54,140,501 shares of our common stock outstanding as of May 28, 2018.

(2)           Sinotruk (BVI) Limited (“Sinotruk”) is a company organized under the laws of the British Virgin Islands.  China National Heavy Duty Truck Group Co. Ltd. (“CNHTC”), a company organized under the laws of the People’s Republic of China, is the corporate parent of Sinotruk owning 100% of Sinotruk.  The board of directors of CNHTC has shared voting and investment power with respect to the shares beneficially owned by Sinotruk.

Private Placement Transaction

Overview

On August 25, 2017, we entered into a stock purchase agreement (the “Purchase Agreement”) with CNHTC and its wholly-owned subsidiary, Sinotruk, pursuant to which Sinotruk would acquire newly issued shares of our common stock in two stages, and UQM and CNHTC would plan to create a joint venture (the “JV”) to manufacture and sell electric propulsion systems for commercial vehicles and other vehicles in China.  We did not register the sale of these shares under the Securities Act and have instead relied upon exemptions from the Securities Act’s registration requirements as provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.   See “—Private Placement Transaction—Registration Rights” below for additional information.

In the first stage, which closed on September 25, 2017, Sinotruk acquired 5,347,300 shares of our common stock, representing 9.9% of the total outstanding shares as of the date of the Purchase Agreement, for an aggregate consideration of approximately $5.1 million (the “First Stage Transaction”). In the second stage, Sinotruk was to acquire such number of additional shares (the “Second Stage Shares”) resulting in Sinotruk owning a total of 34% of our then-outstanding common stock on a fully diluted basis, accounting for all outstanding stock options and warrants (the “Second Stage Transaction”). Closing of the Second Stage Transaction was subject to certain closing conditions, including approval by the Committee on Foreign Investment in the United States (“CFIUS”) under Section 721 of the Defense Production Act of 1950, as amended, as it would have resulted in a material investment by a foreign-controlled entity in the Company.

In connection with the Purchase Agreement, we (i) entered into a joint venture agreement (the “JV Agreement”) with CNHTC and Sinotruk Global Village Investment Limited (“SGVIL”), a limited liability company incorporated under the laws of Hong Kong, pursuant to which the parties agreed to form the JV in China to be established through the UQM’s cash subscription for equity interests in the proposed JV entity, Qingdao Zhongqi New Energy Automobile Co., LTD (the “JV Entity”); and (ii) entered into a technology license and services agreement with the JV Entity, pursuant to which UQM granted to the JV Entity a non-transferable and exclusive right in China to use UQM’s permanent magnet synchronous motors and inverter controllers used for the commercial vehicle market, specifically related to UQM’s current PowerPhaseHD and PowerPhasePro motor and motor-controlling, transmission controller and speed shifting appliance technologies.  See “—Private Placement Transaction—Joint Venture Agreement ” and “—Private Placement Transaction—Technology License and Services Agreement” below for additional information.

On March 5, 2018, we announced that we, along with CNHTC, decided to withdraw our joint application to CFIUS for the approval of the Second Stage Transaction. Based upon the request of CFIUS, the application was withdrawn to allow for more time for review and consultation.

On May 9, 2018, we announced that we and CNHTC decided to jointly explore other options to accomplish our shared business goals in support of our entry into the China new energy vehicle market. CFIUS has informed us that the Second Stage Transaction would likely not be approved in its current form, as provided for in the Purchase Agreement.  Accordingly, we do not expect the Second Stage Transaction to close, and the Second Stage Shares will not be issued.

Board Observer Right

Upon closing of the First Stage Transaction, CNHTC exercised its right to nominate (subject to our reasonable consent) one non-voting observer to the Board (the “Board Observer”). Accordingly, the Board appointed Mr. Ma Chunji, who had been serving as the chairman of the board of directors of both CNHTC and Sinotruk, as the Board Observer. The Board Observer has no voting power on the Board.

In early 2018, the Company was informed that Mr. Ma Chunji retired from his position as chairman of the board of directors of both CNHTC and Sinotruk.  The Company subsequently appointed Mr. Wang Bozhi, current chairman of the board of directors of both CNHTC and Sinotruk, to be the Board Observer as a replacement for Mr. Ma Chunji.

Noncompetition

We and CNHTC agreed to negotiate in good faith to establish the JV through which we will conduct our business in China. Following the closing of the First Stage Transaction until the later of the termination of the Joint Venture Agreement relating to the JV and the date on which CNHTC ceases to own any shares of our common stock, we have agreed not to undertake business in China that would directly or indirectly compete with the JV’s or CNHTC’s business in China.

Lockup and Standstill

Sinotruk has agreed that from the date of the Purchase Agreement until the end of the first anniversary following the closing of the Second Stage Transaction, neither Sinotruk nor any of its affiliates will, directly or indirectly, purchase any shares of our capital stock representing a majority of the voting power of all of our capital stock.

Sinotruk also agreed that it will not, during the period commencing on the date of the Purchase Agreement and continuing for a period of one year (the “Lock-Up Period”), lend, offer, pledge, or sell, directly or indirectly, any shares of our common stock without the prior written consent of a majority of the Board, subject to certain exceptions. The parties agreed that the Lock-Up Period will be immediately terminated and Sinotruk will be entitled to sell or offer for sale its common stock purchased in the First Stage Transaction if the closing of the Second Stage Transaction cannot be consummated through the failure to obtain CFIUS approval or the failure of the parties to execute and deliver the contemplated Joint Venture Agreement and the Technology Transfer and Service Agreement, due to no act or omission by Sinotruk.

Registration Rights Agreement

Pursuant to the terms of the Purchase Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Sinotruk.  The Registration Rights Agreement provides that within 15 days of the earlier of 75 days after submission of the initial CFIUS application and three months after the date of the Purchase Agreement, the Company will file an initial registration statement covering Sinotruk’s registrable securities.  Sinotruk will have customary “piggyback” registration rights.  The Registration Rights Agreement also requires the Company to pay expenses relating to such registrations, indemnify the registration rights holders against certain liabilities, and pay Sinotruk certain liquidated damages in the event its registration statements are not declared effective.   For additional information, see “Risk Factors—We may have to pay liquidated damages to the selling stockholder, which would increase our expenses and reduce our cash resources.”

Joint Venture Agreement

On November 30, 2017, the Company entered the Joint Venture Agreement with CNHTC and SGVIL, pursuant to which the parties have agreed to form the JV in China to be established through the Company’s cash subscription for equity interests in the JV Entity.  Upon the completion of such subscription, CNHTC and SGVIL will collectively hold 75% of the shares of the JV Entity and the Company will hold 25% of the shares of the JV Entity.  The Company has the right to increase its interest in the JV Entity to an aggregate of 33% during the one to three year period immediately subsequent to the establishment of the JV, at a price equal to the then-market price of the JV Entity shares and subject to the consent of the then current shareholders’ of the JV Entity.  The Company’s obligation to contribute capital to the JV Entity is subject to successful closing of the Second Stage Transaction.

The initial total capital of the JV was to be $24 million, with the Company contributing $6 million and the other two parties to the Joint Venture Agreement contributing the remaining $18 million.  Subject to completion of the Second Stage Transaction, each party was to be required to contribute 16.7% of its capital contribution by December 31, 2017, 33.3% by June 30, 2018, and the remaining 50% by December 31, 2018.  With the Second Stage Transaction not anticipated to close, the parties expect to renegotiate the initial total capital amount and the timing of the capital contributions.

Pursuant to the terms of the Joint Venture Agreement, CNHTC will facilitate the JV Entity’s acquisition of the necessary production equipment and infrastructure, including, but not limited to, land and office space in China. In addition, as part of the Joint Venture Agreement, the parties have entered into the Technology License and Services Agreement as described further below.  The parties intend that the JV will allow the Company to expand its manufacturing and sales capability into China, where it currently has only limited sales or revenues, and that the JV entity will be the Company’s exclusive supplier of electric drive traction systems for the China commercial vehicle market.

Technology License and Services Agreement

In accordance with the terms of the Technology License and Services Agreement entered into on November 6, 2017 between the Company and the JV Entity, the Company will grant to the JV Entity a non-transferable and exclusive right in China to use the Company’s permanent magnet synchronous motors and inverter controllers used for the commercial vehicle market, specifically related to the Company’s current PowerPhaseHD and PowerPhasePro motor and motor-controlling, transmission controller and speed shifting appliance technologies. The scope of the license is limited to the manufacture and sale of UQM products in China, although the parties may in the future jointly develop and sell electric motor, E-axle and integrated motor and transmission products manufactured by the JV outside of China. The license includes a right to use the patents, copyrights, technical documents and related knowhow owned by the Company as required to manufacture and sell these products in the commercial vehicle market in China. The license has no effect on the Company’s current revenues or its development plans outside of China. The initial term of the license will be seven (7) years.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholder to permit the resale of these shares by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares.

The selling stockholder an any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales;

•                  in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•      through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the applicable rules of Financial Industry Regulatory Authority, Inc. (FINRA).

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that the selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed on for us by Snell & Wilmer L.L.P., Denver, Colorado.

EXPERTS

The consolidated financial statements of UQM Technologies, Inc. as of December 31, 2017 and for the year ended December 31, 2017 incorporated in this prospectus and the registration statement by reference from the UQM Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated in this prospectus and the registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of UQM Technologies, Inc. as of December 31, 2016 and for the nine months ended December 31, 2016 incorporated in this prospectus and the registration statement by reference from the UQM Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated in this prospectus and the registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We maintain a website at www.uqm.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document.  They contain important information about our company and its financial condition.

•                  Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 20, 2018, as amended by Amendment No. 1 to our Annual Report on Form 10-K, filed with the SEC on April 30, 2018.

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018.

•      Our Current Report on Form 8-K, filed with the SEC on June 8, 2018.

•                  The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-9146), as amended.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that are related to such items.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus.  You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

David I. Rosenthal

Treasurer, Secretary and Chief Financial Officer

4120 Specialty Place

Longmont, Colorado 80504

(303) 682-4900

You also may access these filings on our website at www.uqm.com.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document.  Therefore, if anyone does give you information of this sort, you should not rely on it.  If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

UQM Technologies, Inc.

5,347,300 Shares

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.              OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the aggregate estimated expenses currently anticipated to be payable by the registrant in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions.  The registrant will bear all of such expenses. All the amounts shown are estimates, except the SEC registration fee.

Amount
SEC registration fee	$4,295
Accounting fees and expenses	5,000
Legal fees and expenses	155,000
Miscellaneous fees	5,000
Total	$169,295

ITEM 14.              INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VI of the Bylaws of the registrant provides for the indemnification by the registrant of each director, officer, employee or agent of the registrant and its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of his position with the registrant or any of its subsidiaries, provided that the indemnified party acted in good faith and in a manner he believed to be in the registrant’s best interest.  In addition, Article XI of the registrant’s Amended and Restated Articles of Incorporation provides a director of the registrant shall not be liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision does not eliminate or limit the personal liability of a director to the registrant or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the registrant or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the registrant’s Amended and Restated Articles of Incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit.

Section 7-109-102(1) of the Colorado Business Corporation Act (the “CBCA”) permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself or herself in good faith, (b) reasonably believed that (i) in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or (ii) in all other cases, his or her conduct was not opposed to the corporation’s best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 7-109-103 further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

Section 7-109-102(4) of the CBCA limits the indemnification that a corporation may provide to its directors in two key respects.  A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.  Sections 7-109-104 of the CBCA permits a corporation to advance expenses to a director, and Section 7-109-107(1)(c) of the CBCA permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

The Company maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. The Company has also entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s articles of incorporation and bylaws.

ITEM 15.              RECENT SALES OF UNREGISTERED SECURITIES.

On August 25, 2017, the registrant entered into a stock purchase agreement (the “Purchase Agreement”) with China National Heavy Duty Truck Group Co. Ltd. (“CNHTC”) and its wholly-owned subsidiary, Sinotruk (BVI) Limited (“Sinotruk”), pursuant to which Sinotruk would acquire newly issued shares of our common stock in two stages.

In the first stage, which closed on September 25, 2017, Sinotruk acquired 5,347,300 shares of our common stock, representing 9.9% of the total outstanding shares as of the date of the Purchase Agreement, for an aggregate consideration of approximately $5.1 million (the “First Stage Transaction”). In the second stage, Sinotruk was to acquire such number of additional shares (the “Second Stage Shares”) resulting in Sinotruk owning a total of 34% of our then-outstanding common stock on a fully diluted basis, accounting for all outstanding stock options and warrants (the “Second Stage Transaction”). The purchase price for the Second Stage Shares (which is the same price at which the shares were sold in the First Stage Transaction) was to be set at approximately $0.95 per share, which represents a 15 percent premium to the average daily trading price of our common stock during the 30 days immediately prior to the signing of the Purchase Agreement.

Closing of the Second Stage Transaction was subject to certain closing conditions, including approval by the Committee on Foreign Investment in the United States (“CFIUS”) under Section 721 of the Defense Production Act of 1950, as amended, as it would have resulted in a material investment by a foreign-controlled entity in the Company.

On March 5, 2018, we announced that we, along with CNHTC, decided to withdraw our joint application to CFIUS for the approval of the Second Stage Transaction. Based upon the request of CFIUS, the application was withdrawn to allow for more time for review and consultation.

On May 9, 2018, we announced that we and CNHTC decided to jointly explore other options to accomplish our shared business goals in support of our entry into the China new energy vehicle market. CFIUS has informed us that the Second Stage Transaction would likely not be approved in its current form, as provided for in the Purchase Agreement.  Accordingly, we do not expect the Second Stage Transaction to close, and the Second Stage Shares will not be issued.

We did not register the sales of the shares issued in the First Stage Transaction under the Securities Act of 1933, as amended (the “Securities Act”), and have instead relied upon exemptions from the Securities Act’s registration requirements as provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.   Sinotruk represented to us in connection with its purchase that they were an accredited investor and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time.

ITEM 16.              EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the index of exhibits immediately preceding the signature page to this registration statement.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.              UNDERTAKINGS.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,  each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)                                 The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

3.1

Amended and Restated Articles of Incorporation as further amended. Reference is made to Exhibit 3.1 of our Current Report on Form 8-K filed with the SEC on January 10, 2017, which is incorporated herein by reference.

3.2	Bylaws, as amended. Reference is made to Exhibit 3.2 of our Annual Report on Form 10-K filed with the SEC on May 30, 2014, which is incorporated herein by reference.

4.1(P)	Specimen Stock Certificate. Reference is made to Exhibit 3.1 of our Registration Statement on Form 10 dated February 27, 1980, which is incorporated herein by reference.

4.2

Form of Common Stock Purchase Warrant (expiration August 5, 2018). Reference is made to Exhibit 4.1 of our Current Report on Form 8-K filed with the SEC on February 5, 2014, which is incorporated herein by reference.

4.3

Form of Common Stock Purchase Warrant (expiration October 30, 2020). Reference is made to Exhibit 4.1 of our Current Report on Form 8-K filed with the SEC on October 30, 2015, which is incorporated herein by reference.

4.4

Credit Agreement, dated March 15, 2017, between UQM Properties, Inc. and Bank of the West.   Reference is made to Exhibit 4.4 of our Transition Report on Form 10-K filed with the SEC on March 30, 2017, which is incorporated herein by reference.

5.1+	Opinion of Snell & Wilmer L.L.P.

10.1

Supply Agreement, dated October 20, 2015, by and between ITL and UQM Technologies, Inc. Reference is made to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on October 26, 2015, which is incorporated herein by reference.

10.2*

Employment Agreement, dated as of July 1, 2017, between UQM Technologies, Inc. and Joseph R. Mitchell. Reference is made to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on July 6, 2017, which is incorporated herein by reference.

10.3*

First Amendment to Employment Agreement, dated as of September 25, 2017, between UQM Technologies, Inc. and Joseph R. Mitchell. Reference is made to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on September 29, 2017, which is incorporated herein by reference.

10.4*

Employment Agreement, dated as of July 1, 2017, between UQM Technologies, Inc. and David I. Rosenthal. Reference is made to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on July 6, 2017, which is incorporated herein by reference.

10.5*

Employment Agreement, dated as of July 1, 2017, between UQM Technologies, Inc. and Adrian P. Schaffer. Reference is made to Exhibit 10.3 of our Current Report on Form 8-K filed with the SEC on July 6, 2017, which is incorporated herein by reference.

10.6*	Stock Bonus Plan. Reference is made to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on August 12, 2005, which is incorporated herein by reference.

10.7*

Amendment to UQM Technologies, Inc. Stock Bonus Plan, dated May 9, 2012. Reference is made to Exhibit 10.22 of our Annual Report on Form 10-K filed with the SEC on May 24, 2012, which is incorporated herein by reference.

10.8*

Amendment to UQM Technologies, Inc. Stock Bonus Plan, adopted August 13, 2014. Reference is made to Appendix B of our Proxy Statement filed with the SEC on July 2, 2014, which is incorporated herein by reference.

10.9*

UQM Technologies, Inc. 2012 Equity Incentive Plan, adopted April 11, 2012. Reference is made to Exhibit 10.19 of our Annual Report on Form 10-K filed with the SEC on May 24, 2012, which is incorporated herein by reference.

10.10*

Amendment to UQM Technologies, Inc. 2012 Equity Incentive Plan, adopted August 13, 2014. Reference is made to Appendix A of our Proxy Statement filed with the SEC on July 2, 2014, which is incorporated herein by reference.

10.11*

Amended and Restated UQM Technologies, Inc. Employee Stock Purchase Plan. Reference is made to Appendix A of our Proxy Statement filed with the SEC on October 25, 2017, which is incorporated herein by reference.

10.12*

UQM Technologies, Inc. Outside Director Stock Option Plan, amended November 2, 2011. Reference is made to Exhibit 10.21 of our Annual Report on Form 10-K filed with the SEC on May 24, 2012, which is incorporated herein by reference.

10.13*	Form of Incentive Stock Option Agreement. Reference is made to Exhibit 10.6 of our Annual Report on Form 10-K filed with the SEC on May 22, 2008, which is incorporated herein by reference.

10.14*	Form of Non-Qualified Stock Option Agreement. Reference is made to Exhibit 10.7 of our Annual Report on Form 10-K filed with the SEC on May 22, 2008, which is incorporated herein by reference.

10.15*

Form of Restricted Stock Agreement, amended May 9, 2012. Reference is made to Exhibit 10.20 of our Annual Report on Form 10-K filed with the SEC on May 24, 2012, which is incorporated herein by reference.

10.16

Stock Purchase Agreement, dated as of August 25, 2017, among UQM Technologies, Inc., Sinotruk (BVI) Limited and China National Heavy Duty Truck Group Co., Ltd. Reference is made to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on August 30, 2017, which is incorporated herein by reference.

10.17

Registration Rights Agreement, dated September 25, 2017, between UQM Technologies, Inc. and Sinotruk (BVI) Limited. Reference is made to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on September 28, 2017, which is incorporated herein by reference.

10.18

Joint Venture Agreement, dated November 30, 2017, among China National Heavy Duty Truck Group Co., Ltd., UQM Technologies, Inc., and Sinotruk Global Village Investment Limited. Reference is made to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on December 1, 2017, which is incorporated herein by reference.

10.19

Technology License and Services Agreement, dated November 6, 2017, between UQM Technologies, Inc. and Sinotruk Qingdao Zhongqi New Energy Automobile Co., Ltd.  Reference is made to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on December 27, 2017, which is incorporated herein by reference.

16.1	Letter of Hein & Associates LLP. Reference is made to Exhibit 16.1 of our Current Report on Form 8-K filed with the SEC on November 17, 2017, which is incorporated herein by reference.

21.1	Subsidiaries of the Company. Reference is made to Exhibit 21.1 of our Annual Report on Form 10-K filed with the SEC on March 20, 2018, which is incorporated herein by reference.

23.1+	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.

23.2+	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

23.3+	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney. Reference is made to the signature page of our Registration Statement on Form S-1 filed with the SEC on November 17, 2017, which is incorporated herein by reference.

(P)          Paper exhibit.

*             Indicates management contract or compensatory plan.

+             Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on the 8th day of June, 2018.

UQM TECHNOLOGIES, INC.

By	/s/ David I. Rosenthal
David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Donald W. Vanlandingham	Chairman of the Board of Directors	June 8, 2018
Donald W. Vanlandingham

/s/ Stephen J. Roy	Director	June 8, 2018
Stephen J. Roy

/s/ Joseph P. Sellinger	Director	June 8, 2018
Joseph P. Sellinger

/s/ John. E. Sztykiel	Director	June 8, 2018
John. E. Sztykiel

/s/ Joseph R. Mitchell	President, Chief Executive Officer and Director	June 8, 2018
Joseph R. Mitchell	(Principal Executive Officer)

/s/ David I. Rosenthal	Treasurer, Secretary and Chief Financial Officer	June 8, 2018
David I. Rosenthal	(Principal Financial and Accounting Officer)